EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated January 20, 2012, with respect to the statements of condition including the related portfolios of Closed-End Strategy:
Senior Loan and Limited Duration Portfolio, Series 31, Closed-End Strategy:
Global Income Portfolio, Series 9 and Closed-End Strategy: Diversified Credit Opportunities Portfolio, Series 5 (included in Van Kampen Unit Trusts, Series
1183) as of January 20, 2012, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-177860) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
January 20, 2012